Exhibit 10.2

AGREEMENT

THIS AGREEMENT is entered into as of May27, 2011, among Northsight Capital Inc., a Nevada corporation (the “Company”); and Jenson Services, Inc., a Utah corporation, Travis Jenson, Thomas Howells, and Kelly Trimble, being the principal shareholders of the Company (collectively, the “Principal Shareholders”).

WHEREAS, the Company is in the process of negotiating the terms of a Stock Purchase Agreement (the “SPA”) with Safe Communications, Inc., a Texas corporation (“Safe”), by which the Company is to sell to Safe a total of 10,000,000 “unregistered” and “restricted” shares of the Company’s common stock, which will represent 80% of its total issued and outstanding common stock immediately following such issuance (the “Controlling Interest”);

WHEREAS, the purchase price for the Controlling Interest will be $250,000 cash, payable at closing, with an additional $50,000 payable to the Company if, within six months following the closing, the Company has not satisfied the conditions set forth in Article 2.2 of the SPA (the “Purchase Price”);

WHEREAS, a vital element of the SPA is the Principal Shareholders’ agreement to indemnify and hold Safe harmless against all direct and indirect liabilities resulting from any breach of any covenants, representations or warranties made by the Company and/or the Principal Shareholders in the SPA, as well as any liabilities for Company taxes, all for a period of two years following the closing of the SPA (with the exception of liabilities resulting from fraud, for which the indemnification period is unlimited);

WHEREAS, under the indemnification provisions of the SPA, the Principal Shareholders may be liable up to  (the “Maximum Indemnification Amount,” as defined in the SPA), of which  up to $400,000 may be paid by the Principal Shareholders by surrendering up to a total of 1,600,000 of their Company shares, which shares shall be valued at $0.25 per share;

WHEREAS, the Maximum Indemnification Amount shall be reduced only on the following schedule:  (i) by $100,000 on the date that is one year after the closing of the SPA; (ii) by an additional $100,000 on the date that is 18 months after the closing; and (iii) to zero on the date that is two years after the closing, provided that under certain conditions described in the SPA, the amount of indemnification and time period are not subject to limitation;

WHEREAS, in the event that any indemnification is sought from the Principal Shareholders, they may be required to engage in litigation to protect their business and personal reputations, which litigation may be extremely expensive and time-consuming;

WHEREAS, in connection with any “piggyback” registrations of their Company shares under the SPA, the Principal Shareholders will not be able to sell:  (i) any of their shares until the six month anniversary of the SPA, and (ii) more than one percent of the Company’s total outstanding common stock during any three month period thereafter, assuming a Securities Act registration is effective with respect to such shares, until the one year anniversary of the SPA, notwithstanding the fact that some or all of these shares, for which they have paid an aggregate of approximately $180,000, may otherwise have been free-trading shares under an available exemption from registration under the Securities Act;

WHEREAS, in April, 2011, the Principal Shareholders purchased a total of 1,555,603 “unregistered” and “restricted” shares of the Company’s common stock, the consideration for which included the payment of the Company’s legal fees required to complete the SPA, without any assurance that the contemplated transactions with Safe would go forward; and

WHEREAS, the Company’s Board of Directors has determined that it is fair and in the best interests of its stockholders to complete the SPA and to arrange for the payment of the Purchase Price to the Principal Shareholders, on a pro rata basis in consideration of their respective above-referenced obligations under the SPA;

NOW, THEREFORE, in consideration of the foregoing promises and obligations of the Principal Shareholders, the Company hereby agrees as follows:

1.

Distribution of Purchase Price.  Within one (1) business day following the closing of the SPA, the Company shall distribute the $250,000 Purchase Price to the Principal Shareholders in the following amounts:

Jenson Services, Inc. - $61,366.56

Thomas J. Howells -    $52,656.25

Travis T. Jenson -        $52,656.25

Kelly Trimble -            $83,320.94

The Company further agrees, within one (1) business day of its receipt of such funds, to distribute the additional $50,000 portion of the Purchase Price, if any, to the Principal Shareholders in the following amounts:

Jenson Services, Inc. - $12,273.31

Thomas J. Howells -    $10,531.25

Travis T. Jenson -        $10,531.25

Kelly Trimble -            $16,664.19

Payment of the Purchase Price to the Principal Shareholders shall be made via wire transfer pursuant to the instructions to be given to the Company by the Principal Shareholders, or by such other method as the Principal Shareholders may designate, including payment to the trust account of Leonard W. Burningham, Esq., for distribution as specified above.

2.

Continuing Obligation of the Company.  The Company’s obligations hereunder shall remain fully legally binding notwithstanding Safe’s acquisition of the Controlling Interest and any other change in the identities of the principal stockholders, Board of Directors and/or management of the Company.

3.

No Additional Duties.  The sole purpose of this Agreement is to provide for the fair distribution of the Purchase Price payable to the Company under the terms of the SPA to the Principal Shareholders in consideration of their indemnification obligations under the SPA.  This Agreement shall impose no further obligations whatsoever on the Company or the Principal Shareholders beyond those, in the case of the Principal Shareholders,  respecting such indemnification under the SPA.

4.

Entire Agreement.  This Agreement supersedes any and all other agreements, oral or written, between the parties with respect to the subject matter hereof, and no other agreement, statement or promise relating to the subject matter of this Agreement which is not contained or referred to herein shall be valid or binding.

5.

Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

6.

Severability.  If, and to the extent that, any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

7.

Waiver.  No failure by any party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any such breach or any other covenant, agreement, term, or condition.

“THE COMPANY”

NORTHSIGHT CAPITAL, INC., a

Nevada corporation

By /s/ Wayne Bassham

Wayne Bassham, Secretary/Treasurer

“PRINCIPAL SHAREHOLDERS”

JENSON SERVICES, INC., a Utah

corporation

By /s/ Thomas J. Howells

Thomas J. Howells, Vice President

/s/ Thomas J. Howells

Thomas J. Howells

/s/ Travis T. Jenson

Travis T. Jenson

/s/ Kelly Trimble

Kelly Trimble

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